EQUITABLE ACCUMULATOR PLUS (TSA)

                                      DATA


PART A -- THIS PART LISTS YOUR PERSONAL DATA.


OWNER:   John Doe

ANNUITANT: John Doe                                 Age: 60          Sex: Male

CONTRACT NUMBER:                 00000

         ENDORSEMENTS ATTACHED: Endorsement Applicable to TSA Contracts
                                Endorsement Applicable to Credits Applied to
                                Annuity Account Value

         ISSUE DATE:             February 1, 2000

         CONTRACT DATE:          February 1, 2000

ANNUITY COMMENCEMENT DATE:       December 15, 2025

         THE MAXIMUM MATURITY AGE IS AGE 90 -- SEE SECTION 7.03.
         The Annuity Commencement Date may not be earlier than the fifth contract date anniversary or later than the Processing Date which follows your 90th birthday.

         However, if you choose a date later than age 70 1/2, distribution of at least the minimum payments required must commence by April 1 of the calendar year following the calendar year in which you attain age 70 1/2 (see item 2 of the Endorsement Applicable to TSA Contracts).

GUARANTEED BENEFITS:  Guaranteed Minimum Death Benefit
                      (5% Roll Up to Age 80)

BENEFICIARY: Jane Doe


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PART B -- THIS PART DESCRIBES CERTAIN PROVISIONS OF YOUR CONTRACT.
------

INITIAL CONTRIBUTION RECEIVED (SEE SECTION 3.02):                 $172,920.07
CREDIT AMOUNT - 4% OF INITIAL CONTRIBUTION:                         $6,916.80

INVESTMENT OPTIONS AVAILABLE (SEE PART II); YOUR ALLOCATION IS ALSO SHOWN.

INVESTMENT OPTIONS                                 ALLOCATION (SEE SECTION 3.01)
------------------                                 -----------------------------
o Alliance Money Market Fund
o Alliance High Yield Fund
o Alliance Common Stock Fund                                $53,951.06
o Alliance Aggressive Stock Fund                            $17,983.69
o Alliance Small Cap Growth Fund
o BT Equity 500 Index Fund
o BT Small Company Index Fund
o BT International Equity Index Fund                        $26,975.53
o Capital Guardian International Fund
o Capital Guardian Research Fund
o Capital Guardian U.S. Equity Fund                         $35,967.38
o EQ/Alliance Premier Growth Fund
o EQ/Evergreen
o EQ/Evergreen Foundation
o JPM Core Bond Fund
o Lazard Large Cap Value Fund                               $35,967.37
o Lazard Small Cap Value Fund
o MFS Emerging Growth Companies Fund
o MFS Growth with Income Fund                                $8,991.84
o MFS Research Fund
o Merrill Lynch Basic Value Equity
o Merrill Lynch World Strategy
o Morgan Stanley Emerging Markets Equity Fund
                                                       -------------------
        TOTAL INITIAL ACCOUNT VALUE:                       $179,836.87

Investment Options shown are Investment Funds of our Separate Account No. 49.

GUARANTEE PERIODS (CLASS I)  - Not available under this Contract

"TYPES" OF INVESTMENT OPTIONS (SEE SECTION 4.02):  Not applicable

GUARANTEED INTEREST ACCOUNT:  Not available under this Contract



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ANNUITY ACCOUNT VALUE (SEE SECTION 1.02): If a loan is outstanding, Annuity
Account Value means the sum of the amounts in the Investment Funds, plus any amount in the Loan Reserve Account.

BUSINESS DAY (SEE SECTION 1.05): A Business Day for this Contract will mean generally any day on which the New York Stock Exchange is open for trading.

PROCESSING DATES (SEE SECTION 1.19): A Processing Date is each Contract Date anniversary.

AVAILABILITY OF INVESTMENT OPTIONS (SEE SECTION 2.04): Not applicable.

ALLOCATION OF CONTRIBUTIONS (SEE SECTION 3.01): Your initial and any subsequent Contributions are allocated according to your instructions.

CONTRIBUTION LIMITS (SEE SECTION 3.02): The only Contributions we will accept are rollover and direct transfer Contributions described in the second sentence of item 5 in the Endorsement Applicable to TSA Contracts. We will not accept Contributions from employers. The second paragraph of item 5 in the Endorsement does not apply. Your initial Contributions must be at least $25,000. Subsequent rollover or direct transfer Contributions may be made in an amount of at least $1,000. Rollover and direct transfer Contributions may be made at any time until you attain age 84. However, any amount contributed after you attain age 70 1/2 must be net of your minimum distribution for the year in which the rollover or direct transfer Contribution is made (see item 8 Required Minimum Distributions in Endorsement Applicable to TSA Contracts). We may refuse to accept any Contribution if the sum of all Contributions under your Contract would then total more than $1,500,000. We may also refuse to accept any Contribution if the sum of all Contributions under all Equitable Life annuity accumulation certificates/contracts that you own would then total more than $2,500,000.

TRANSFER RULES (SEE SECTION 4.02): Transfers among the Investment Funds may be made at any time during the Contract Year.

ALLOCATION OF WITHDRAWALS (SEE SECTION 5.01): Lump Sum Withdrawals - You must provide withdrawal instructions indicating from which Investment Options the Lump Sum Withdrawal and any withdrawal charge will be taken; Minimum Distribution Withdrawals - Unless you specify otherwise, Minimum Distribution Withdrawals will be withdrawn on a pro rata basis from your Annuity Account Value in the Investment Funds. .

WITHDRAWAL RESTRICTIONS (SEE SECTION 5.01): Minimum Distribution Withdrawals - May be elected in the year in which you attain age 70 1/2 or at a later date. Minimum Distribution Withdrawals will be made annually.

MINIMUM WITHDRAWAL AMOUNT (SEE SECTION 5.01): Lump Sum Withdrawals minimum - $1,000; Minimum Distribution Withdrawals minimum - $250.


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MINIMUM AMOUNT OF ANNUITY ACCOUNT VALUE AFTER A WITHDRAWAL (SEE SECTION 5.02):
Requests for a withdrawal must be for either (a) 90% or less of the Cash Value or (b) 100% of the Cash Value (surrender of the Contract).

We will NOT exercise our rights, described in Sections 5.02(b) and 5.02(c), to terminate the Contract.

DEATH BENEFIT AMOUNT (SEE SECTION 6.01):

The death benefit is equal to the Annuity Account Value or, if greater, the Guaranteed Minimum Death Benefit defined below. The death benefit will be reduced by any outstanding loan balance.

Guaranteed Minimum Death Benefit
5% Roll Up to Age 80 - On the Contract Date, the Guaranteed Minimum Death Benefit is equal to the initial Contribution plus any credit. Thereafter, the Guaranteed Minimum Death Benefit is credited with interest at 5% (3% for amounts in the Alliance Money Market Fund and the Loan Reserve Account) on each day through your age 80 (or at your death, if earlier), and 0% thereafter, and is adjusted for any loan repayments, subsequent Contributions, Credits and withdrawals.

Your current Guaranteed Minimum Death Benefit will be reduced on a dollar-for-dollar basis as long as the sum of your withdrawals in any Contract Year is 5% or less of the beginning of Contract Year Guaranteed Minimum Death Benefit. Once a withdrawal is made that causes cumulative withdrawals in a Contract Year to exceed 5% of the beginning of Contract Year Guaranteed Minimum Death Benefit, that withdrawal and any subsequent withdrawals in that Contract Year will cause a pro rata reduction to occur.

NORMAL FORM OF ANNUITY (SEE SECTION 7.04): Life Annuity 10 Year Period Certain or Joint and Survivor Life Annuity 10 Year Period Certain

AMOUNT OF ANNUITY BENEFIT (SEE SECTION 7.05): The amount applied to provide the Annuity Benefit will be (1) the Annuity Account Value for any life annuity form or (2) the Cash Value for any period certain only annuity form except that if the period certain is more than five years the amount applied will be no less than 95% of the Annuity Account Value. The amount applied to an Annuity Benefit will be reduced by any Credits applicable to Subsequent Contributions made during the three years before the Annuity Commencement Date.

INTEREST RATE TO BE APPLIED IN ADJUSTING FOR MISSTATEMENT OF AGE OR SEX (SEE
SECTION 7.06): 6% per year

MINIMUM AMOUNT TO BE APPLIED TO AN ANNUITY (SEE SECTION 7.06): $2,000, as well as minimum of $20 for initial monthly annuity payment.


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WITHDRAWAL CHARGES (SEE SECTION 8.01): A withdrawal charge will be imposed as a percentage of each Contribution made to the extent that (i) any withdrawals during a Contract Year exceed the Free Corridor Amount as discussed in Section
8.01 or, (ii) the Contract is surrendered to receive the Cash Value. We determine the withdrawal charge separately for each Contribution in accordance with the table below.

                                                          Current and Maximum
                                                             Percentage of
                      Contract Year                          Contributions
                      -------------                          -------------
                            1                                   8.00%
                            2                                   8.00%
                            3                                   7.00%
                            4                                   6.00%
                            5                                   5.00%
                            6                                   4.00%
                            7                                   3.00%
                            8                                   2.00%
                            9                                   1.00%
                      10 and later                              0.00%

The applicable withdrawal charge percentage is determined by the Contract Year in which the withdrawal is made or the Contract is surrendered, beginning with "Contract Year 1" with respect to each Contribution withdrawn or surrendered. For purposes of the table, for each Contribution, the Contract Year in which we receive that Contribution is "Contract Year 1."

Withdrawal charges will be deducted from the Annuity Account Value in the Investment Options from which each withdrawal is made in proportion to the amount being withdrawn from each Investment Option.

Lump Sum Withdrawals in excess of the Free Corridor Amount or a Minimum Distribution Withdrawal when added to a Lump Sum Withdrawal previously taken in the same Contract Year, which exceeds the Free Corridor Amount will be deemed withdrawals of Contributions in the order in which they were made (that is, the first-in, first-out basis will apply).

The Free Corridor Amount does not apply when calculating the withdrawal charge applicable upon a surrender.

FREE CORRIDOR AMOUNT (SEE SECTION 8.01): 15% of Annuity Account Value at the beginning of the Contract Year, minus any amount previously withdrawn during the Contract Year. Amounts withdrawn up to the Free Corridor Amount will not be deemed a withdrawal of Contributions. In any Contract Year when a Minimum Distribution Withdrawal is the only withdrawal taken, no withdrawal charge will apply.


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NO WITHDRAWAL CHARGES WILL APPLY IN THESE EVENTS:

1. the Annuitant has qualified to receive Social Security disability benefits as certified by the Social Security Administration;

2. you give us proof that the Annuitant's life expectancy is six months or less (such proof must include, but is not limited to, certification by a licensed physician);

3. the Annuitant has been confined to a nursing home for more than 90 days as verified by a licensed physician. A nursing home for this purpose means one which is (i) approved by Medicare as a provider of skilled nursing care service, or (ii) licensed as a skilled nursing home by the state or territory in which it is located (it must be within the United States, Puerto Rico, U. S. Virgin Islands, or Guam) and meets all the following:

   o its main function is to provide skilled, intermediate or custodial nursing care;
   o it provides continuous room and board to three or more persons;
   o it is supervised by a registered nurse or practical nurse;
   o it keeps daily medical records of each patient;
   o it controls and records all medications dispensed; and
   o its primary service is other than to provide housing for residents.

The withdrawal charge will apply with respect to a Contribution if the condition as described above existed at the time the Contribution was remitted or if the condition began within the 12 month period following remittance.

CHARGES DEDUCTED FROM ANNUITY ACCOUNT VALUE (SEE SECTION 8.02):

Charges for State Premium and Other Applicable Taxes: A charge for applicable taxes, such as state or local premium taxes generally will be deducted from the amount applied to provide an Annuity Benefit under Section 7.02. In certain states, however, we may deduct the charge from Contributions rather than at the Annuity Commencement Date.The above charge will be deducted from the Annuity Account Value in the Investment Funds on a pro rata basis.

NUMBER OF FREE TRANSFERS (SEE SECTION 8.03):  Unlimited

DAILY SEPARATE ACCOUNT CHARGES (SEE SECTION 8.04):

Mortality and Expense Risks Charge:
               Current and Maximum          Annual rate of 1.10% (equivalent to
                                            a daily rate of 0.003032%).


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Administration Charge:
                  Current and Maximum           Annual rate of 0.25% (equivalent
                                                to a daily rate of 0.000692%).
                                                We reserve the right to increase
                                                this charge to an annual rate of
                                                0.35%.


Distribution Charge:
                  Current and Maximum           Annual rate of 0.25% (equivalent
                                                to a daily rate of 0.000692%).


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DATA PAGES (CONT'D)

PART C -- THIS PART LISTS THE TERMS WHICH APPLY TO THE ENDORSEMENT APPLICABLE TO TSA CONTRACTS (TSA ENDORSEMENT).


LOAN RESERVE ACCOUNT (SEE ITEM 10(D) OF TSA ENDORSEMENT): On the Loan Effective Date, we will transfer to the Loan Reserve Account only an amount equal to the amount of the loan (instead of 110% of such amount, as described in the TSA Endorsement).

DEFAULT (SEE ITEM 10(g) OF TSA ENDORSEMENT): By each repayment date, if the amount of the loan payment is less than the amount due or the loan payment is not received at our Processing Office, pursuant to our rights described in the TSA Endorsement, we will treat the amount of the unpaid balance of the loan at that time, including interest due but not paid, as a deemed distribution for Federal income tax purposes.


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